Exhibit 16.1

June 28, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by VSee Health, Inc. (formerly known as Digital Health Acquisition Corp.) under Item 4.01 of its Form 8-K dated June 28, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of VSee Health, Inc. (formerly known as Digital Health Acquisition Corp.) contained therein.

Very truly yours,

/s/ Accell Audit & Compliance, P.A.
Accell Audit & Compliance, P.A